LIMITED PARTNERSHIP AGREEMENT
of

COMMODORE HOSPITALITY OPERATIONS, LP

THIS LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) is made as of March 13, 2021, by and among Commodore Collection, LLC a Texas limited liability company, as the sole General Partner (the “General Partner”) and those parties listed from time to time on Schedule A to this Agreement that have been or shall be admitted as Limited Partners in accordance with the terms of this Agreement (the “Limited Partners”) (collectively with the General Partner, the “Parties”).

WHEREAS, on March 10, 2021, a Certificate of Limited Partnership (the “Certificate”), pursuant to the Act (as hereinafter defined), for the formation of Commodore Hospitality Operations, LP (the “Partnership”) was filed the Secretary of State of the State of Delaware; and

WHEREAS, the Parties desire to enter into this Agreement and to set forth all the provisions governing the Partnership.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
FORMATION OF PARTNERSHIP

Section 1.01Formation. The Partnership was formed as a limited partnership under the laws of the State of Delaware by the filing of the Certificate with the Secretary of State of the State of Delaware by the General Partner, as required by the Act.

Section 1.02Name. The name of the Partnership shall be Commodore Hospitality, LP or such other name as may hereafter be chosen from time to time by the General Partner.

Section 1.03Limited Partnership Certificate and Fictitious Name Registration. The parties hereto have filed in the appropriate places a Certificate to reflect certain of the terms of this Agreement pursuant to the requirements of the Act and shall file all instruments and documents which shall be necessary for the purpose of complying with any applicable fictitious name act or assumed name act. In no event shall the Partnership or the General Partner have any obligation to send to the Limited Partner a filed copy of the Certificate or Certificate of Amendment (as hereinafter defined) or cancellation thereof, or any other certificate or statement required or permitted to be filed under the Act, as amended.

Section 1.04Principal Place of Business. The principal place of business of the Partnership shall be at 6116 N Central Expressway, Suite 705, Dallas, Texas 75206, or at such other place or places as the General Partner may from time to time designate. The Partnership may maintain such other offices and places of business as the General Partner may from time to time deem advisable.

Section 1.05Term. The term of the Partnership shall commence upon the filing of the Partnership’s Certificate under the Act and shall continue into perpetuity, unless the Partnership is sooner dissolved in accordance with the provisions of this Agreement.

ARTICLE II
DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below, in addition to any other defined terms used herein:

“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17) and any successor statute, as amended from time to time.

“Adjusted Capital Account” means a Partner’s Capital Account, adjusted as follows: (a) any deficit balance in a Partner’s Capital Account shall be reduced by any amount that the Partner is obligated to restore to the Partnership or any amount the Partner is treated as obligated to restore to the Partnership under Regulation § 1.704-2(g) (26 C.F.R. § 1.704-2(g)) and Regulation § 1.704-2(i)(5) (26 C.F.R. § 1.704-2(i)(5)); and (b) a Partner’s Capital Account shall be adjusted for items specified in subsections (4), (5), and (6) of Regulation § 1.704-1(b)(2)(ii)(d) (26 C.F.R. § 1.704-1(b)(2)(ii)(d)) that, as of the end of the year, are reasonably expected to occur with respect to the Partner.

“Affiliate” means, with respect to any individual, that individual’s spouse, children, or parents, or, with respect to any entity, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Partner. For the purpose of this definition, the term “control” shall mean, with respect to any entity, the beneficial ownership of fifty-one percent (51%) or more of the equity or voting interests in such entity.

“Agreement” means this Agreement, as amended from time to time.

“Assignment” means, with respect to a Partnership Interest or part thereof, any offer, sale assignment, transfer, hypothecation, pledge, gift, or any other disposition, whether voluntary or by operation of law.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following: (a) the filing of an application by such Person for, or consent to, the appointment of a trustee of such Person’s assets; (b) the filing by such Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they come due; (c) the making by such Person of a general assignment for the benefit of such Person’s creditors; (d) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering a bankruptcy petition filed against, such Person in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or appointing a trustee of such Person’s assets.

“Book Value” means the adjusted basis of the Partner’s property for federal income tax purposes, with the adjustments provided in 0 of this Agreement.

“Capital Account” means the account established and maintained for each Partner in accordance with 0 of this Agreement.

“Capital Contribution” means the total amount of capital agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by any predecessor holder of the Partnership interest of such Partner allocable to such interest.

“Cash Flow” means gross cash proceeds of the Partnership from all sources other than Capital Contributions, Sales, or Financings, including reductions in Reserves that reduced Cash Flow for prior periods, reduced by the portion used (i) to pay Partnership expenses, including debt service, (ii) to acquire capital improvements, and (iii) to fund Reserves.  Notwithstanding the foregoing, to the extent that any Financing produces a ”cash-out” as a result of any Financing, any such amounts attributable to appreciation of the Property above the original value may be treated as “Cash Flow”.

“Closing” means the Initial Closing or any Subsequent Closing, as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Person” means the General Partner (including, without limitation, the General Partner in its role as Tax Matters Partner and, if applicable, in its capacity as a special limited partner or a former general partner), the Investment Manager, each of their Affiliates, any officers, directors, managers, employees, shareholders, partners, members, agents and consultants of any of the foregoing, the members of an advisory committee (including the Limited Partners represented by any member of an advisory committee) and any director, officer or manager of any entity in which the Partnership invests serving in such capacity at the request of the General Partner or the Investment Manager.

“Default Interest Rate” means [five percent (5%)] per annum or, if determined to be usurious by a court of law, the highest legally available interest rate.

“Depreciation” means the amount determined for each year or other period as an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to any Partnership property for such year or other period, except that, if the Book Value of any property differs from its adjusted tax basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of a property at the beginning of a year is zero, Depreciation shall be determined for such property with reference to Book Value using any reasonable method selected by the Partners.

“Excess Nonrecourse Liabilities” has the meaning set forth in Regulation § 1.752-3(a)(3) (26 C.F.R. § 1.752-3(a)(3)).

“Financing” means the borrowing of money by the Partnership, secured by Partnership property or any part thereof, for the purpose of either paying all or part of the balance due, including accrued interest, on any outstanding loan secured by the Partnership property or any part thereof, or for making distributions to the Partners.

“General Partner” means Commodore Collection, LLC, or if that party is unable to serve as General Partner, any other entity or person admitted to the Partnership as a General Partner pursuant to this Agreement, and its respective successors.

“Initial Closing” means the first Closing at which a Limited Partner was admitted to the Partnership.

“Interest” or “Partnership Interest” means the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of said Act.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute. All references to specific sections of the Internal Revenue Code shall be deemed to include any provisions of the Internal Revenue Code which replace or supersede the sections in effect at the time of execution of this Agreement.

“Indebtedness” of any Person means, without duplication, subject to the exclusions below (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, (ii) the face amount of all letters of credit issued for the account of such Person, and (iii) all indebtedness of others that such Person has guaranteed, to the extent of such guarantee, or, subject to the limitation below, that are secured by a lien to which any property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by such Person or shall otherwise be such Person’s legal liability. If the obligations so secured have not been assumed by such Person and are not otherwise such Person’s legal liability, the Indebtedness attributable to such obligations shall be deemed to be in an amount equal to the lesser of the full amount of such obligations and the fair market value of the property or assets of such Person by which such obligations are secured. Indebtedness shall not include any indebtedness described in clause (iii) above if such indebtedness is not required to be treated as a contingent liability under generally accepted accounting principles.

“Investment Value” means for each Real Estate Investment (i) prior to the first valuation of such Real Estate Investment, the amounts invested or anticipated to be invested by the Partnership, or the allocable portion, as determined by the General Partner, of the amounts invested or anticipated to be invested by a Subsidiary, for such Real Estate Investment, and (ii) thereafter, the most recent valuation of such Real Estate Investment.

“Investment Manager” means such Person engaged by the Partnership in accordance with the Investment Management Agreement.

“Limited Partners” means the parties hereto designated on the signature page hereof as limited partners and any other Person admitted to the Partnership as a limited partner pursuant to this Agreement, and their respective successors as substitute limited partners of the Partnership.

“Liquidator” means the General Partner or, if there are none at the time in question, such other Person who may be appointed in accordance with applicable law and who shall be responsible for taking all action necessary or appropriate to wind up the affairs of, and distribute the assets of, the Partnership upon its dissolution.

“Majority in Interest” means the written approval of, or the affirmative vote by, Limited Partners with an aggregate Partnership Interest in excess of fifty percent (50%).

“Net Proceeds from Capital Transactions” means gross cash proceeds of the Partnership from all Sales and Financings, including reductions in Reserves that reduced Net Proceeds from Capital Transactions for prior periods, reduced by the portion used (i) to pay Partnership expenses incurred in connection with such Sale or Financing, including any liabilities then due, (ii) to acquire capital improvements, including any replacement property for the property that is sold or otherwise disposed of, and (iii) to fund Reserves.

“Nonrecourse Deductions” has the meaning set forth in Regulation § 1.704-2(b)(1) (26 C.F.R. § 1.704-2(b)(1)).

“Non-Discretionary Expense” means any expense that, in the General Partner’s good faith judgment, is necessary to (i) comply with any of the obligations of the Partnership or any Subsidiary as landlord under any lease, (ii) comply with any agreements, encumbrances or other instruments affecting any Real Estate Investment, (iii) comply with any other obligations of the Partnership or any Subsidiary under agreements to which the Partnership or any Subsidiary is a party (including, without limitation, any property management agreement), (iv) fulfill real estate or other tax obligations, (v) maintain appropriate insurance for any Real Estate Investment, the Partnership and all Subsidiaries or as otherwise permitted by this Agreement, (vi) pay utility bills for any Real Estate Investment,

(vii) pay wages and benefits to employees of any property manager, leasing agent or asset manager, (viii) complete planned capital improvements, development or leasing of, or otherwise maintain or protect, any existing Real Estate Investment or (ix) pay the Investment Management Fee or any other expenses reasonably required for the continued operation of the Partnership.

“Notice” means a writing containing the information required by this Agreement to be communicated to a Partner and sent as provided in 0; provided, however, that any written communication containing such information sent to such Partner actually received by such Partner shall constitute Notice of all purposes of this Agreement.

“Operating Expenses” means, except as otherwise specifically provided in this Agreement, the Partnership’s pro rata share of all third-party costs and expenses of maintaining the operations of the Partnership and appraising and valuing, acquiring, maintaining, financing, hedging and disposing of Properties), including, without limitation, taxes, fees and other governmental charges levied against the Partnership; insurance; administrative and research fees; expenses of custodians, outside advisors, counsel (including Partnership counsel), accountants, auditors, administrators and other consultants and professionals; expenses associated with forming and operating other entities and/or vehicles related to a Property; technological expenses; interest on and fees, costs and expenses arising out of all financings entered into by the Partnership (including, without limitation, those of lenders, investment banks, and other financing sources); travel expenses; brokerage commissions; custodial expenses; litigation expenses (including the amount of any judgments or settlements paid in connection therewith); winding up and liquidation expenses; expenses incurred in connection with any tax audit, investigation, settlement or review; expenses of any advisory committee members and the costs of any services provided by the General Partner or its Affiliates; expenses associated with meetings of any advisory committee and the preparation and distribution of reports, financial statements, tax returns and K-1s; indemnification and other unreimbursed expenses; and any extraordinary expenses to the extent not reimbursed or paid by insurance, but specifically excluding the Investment Management Fee and Organizational Expenses.

“Organizational Expenses” means the Partnership’s pro rata share of all out-of-pocket expenses incurred in connection with the organization and formation of the General Partner, the Partnership and any related investment vehicle, and other related entities organized by the General Partner or its Affiliates and the offering of the interests therein, including, without limitation, legal and accounting fees and expenses; printing costs; filing fees; and the transportation, meal, and lodging expenses of the personnel of the General Partner and the Investment Manager, but specifically excluding all Placement Fees.

“Partner” means any General Partner or any Limited Partner.

“Partner Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” as set forth in Regulation § 1.704-2(b)(4) (26 C.F.R. § 1.704-2(b)(4)).

“Partner Nonrecourse Debt Minimum Gain” has the same meaning as “partner nonrecourse debt minimum gain” as set forth in Regulation § 1.704-2(i)(3) (26 C.F.R. § 1.704-2(i)(3)).

“Partner Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” as set forth in Regulation § 1.704-2(i)(2) (26 C.F.R. § 1.704-2(i)(2)).

“Partnership Minimum Gain” has the same meaning as “partnership minimum gain” as set forth in Regulation § 1.704-2(b)(2) and 1.704-2(d) (26 C.F.R. § 1.704-2(b)(2), (d)).

“Person” means any individual, trust, corporation, partnership, proprietorship, or any other entity.

“Profits” and “Losses” mean, for each year or other period, an amount equal to the Partner’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (26 U.S.C. § 703(a)) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss.

(b)Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (26 U.S.C. § 705(a)(2)(B)), or treated as § 705(a)(2)(B) expenditures pursuant to Regulation § 1.704-1(b)(2)(iv)(i) (26 C.F.R. § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits and Losses, shall be subtracted from such taxable income or loss.

(c)If the Book Value of any Partnership property is adjusted pursuant to 0 of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property for purposes of computing Profits or Losses.

(d)Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Book Value.

(e)In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such year or other period as determined in accordance with this Agreement.

(f)Items of income, gain, loss, or deduction allocated pursuant to 0 shall be excluded from Profits and Losses.

“Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“Reserves” means amounts set aside to pay future costs or expenses or capital expenditures that are anticipated to exceed cash available to pay such costs or expenses or capital expenditures, as determined by the Partners.

“Sale” means any disposition of all or any part of Partnership property not in the ordinary course of business, including, without limitation, a sale, exchange, condemnation, casualty, or grant of a long-term leasehold.

“Subscription Agreement” means the agreement executed and delivered by a Limited Partner pursuant to which it makes a Capital Contribution to the Partnership and agrees to be bound by the terms of this Agreement.

“Subsequent Closing” means a Closing that occurs after the Initial Closing, at which any additional investor is admitted to the Partnership.

“Subsidiary” means any entity which is wholly owned by the Partnership.

“Transfer” means and includes a Sale or an Assignment, or an act of affecting a Sale or Assignment, as the context may require.

“Transferee” means the recipient of a Transfer of a Partnership Interest.

“Unreturned Capital Contributions” means a Partner’s Capital Contributions reduced (but not below zero) by all distributions to such Partner pursuant to 0 of this Agreement. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Unreturned Capital Contributions of the transferor to the extent it relates to the transferred Interest.

ARTICLE III
PURPOSES AND BUSINESS OF THE PARTNERSHIP

Section 3.01Purpose of the Partnership. The Partnership is organized for the purpose of (a) acquiring, purchasing, operating, leasing, financing, encumbering and otherwise dealing in or with hotels located in the United States (each, a “Property” and collectively, the “Properties”) and other real property, personal property, equipment, supplies and other items in relation to the purposes stated herein, (b) doing any and all things permitted by law incident to the foregoing, including but not limited to, borrowing of funds, pledging of Partnership assets, and dealing with tangible and intangible property of all kinds, (c) in general, carrying on any other business in connection with the foregoing, or otherwise, and having and exercising all the powers conferred by the laws of the State of Delaware on limited partnerships, and (d) transacting any or all lawful businesses for which a limited partnership may be organized under the laws of the State of Delaware.

Section 3.02Qualification in Other Jurisdictions. The General Partner may cause the Partnership and any Subsidiary to be qualified or registered under applicable laws in such states as the General Partner determines appropriate to avoid any material adverse effect on the business of the Partnership and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation the appointment of agents for service of process in such jurisdictions.

Section 3.03Powers. Subject to the provisions of this Agreement, the Partnership shall have the power to do any and all acts necessary or convenient in furtherance of the purpose of the Partnership and shall have and may exercise all of the powers and rights that can be conferred upon limited partnerships formed pursuant to the Act.

Section 3.04Authority of the Partnership. In order to carry out its purposes, and not in limitation thereof, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes, including, but not limited to, the following:

(a)Purchase, own, construct, operate, maintain, improve, sell, convey, assign, mortgage, refinance, rent, or lease any real estate and any personal property, including the Properties;

(b)Engage in any kind of activity, and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Partnership;

(c)Borrow money and issue evidence of indebtedness in furtherance of the Partnership business and secure any such indebtedness by mortgage, granting security interest in the Properties or in the Partnership Interests or other lien, any or all of which debt instruments may contain confessions of judgment against the Partnership if the General Partner consents thereto;

(d)Maintain and operate the Partnership’s assets;

(e)Negotiate for and conclude agreements for the sale, exchange, or other disposition of all or any part of the Properties;

(f)Hire and compensate employees, agents, independent contractors, attorneys, and accountants;

(g)Execute, deliver, and perform all agreements in connection with the sale of Interests, including but not limited to the Subscription Agreements and any side letters with one or more Limited Partners;

(h)Form one or more subsidiary corporations or partnership or other entities;

(i)To hold assets of the Partnership in the name of one or more trustees, nominees, other agents or, directly or indirectly, through one or more entities (each, a “Subsidiary”) owned in whole or in part, directly or indirectly, by the Partnership and with respect to which the Partnership has rights to cause such entity to comply with the requirements of this Agreement applicable to Subsidiaries, and to cause any such Subsidiary to have such tax status as the General Partner may deem appropriate. Sponsor Affiliates may have management rights and financial interests in Subsidiaries so long as such arrangements preserve in all material respects the overall economic relationship and rights of the Partners;

(j)To maintain such insurance as the General Partner may deem appropriate to protect the assets and interests of the Partnership, Subsidiaries and the Indemnified Parties and to satisfy any contractual undertakings of the Partnership or any Subsidiary;

(k)To enter into construction management, property management, leasing, financing, development, sales, servicing and special servicing or other service provider arrangements with respect to any asset of the Partnership or any Subsidiary, including, without limitation, agreements that provide for incentive compensation;

(l)To cause the Partnership or any Subsidiary to enter into joint ventures and other arrangements with third parties with respect to the acquisition, ownership, development, improvement, permitting, financing, disposition, and other activities with respect to any real property in which the Partnership has a direct or indirect interest;

(m)Maintain cash reserves for anticipated investment expenses, liabilities, and obligations of the Partnership, whether actual or contingent, in such amounts as the General Partner in its reasonable discretion deems necessary or advisable; and

(n)Engage in any other type of conduct which is, within the reasonable discretion of the General Partner, beneficial to the operation of the Partnership and in accord with the purpose of the Partnership as set forth in 0 of this Agreement.

Section 3.05Investment Restrictions The following restrictions shall be applicable to the Partnership and Subsidiaries unless waived by the General Partner.

(a)The Partnership shall not make any investment that is not a qualified real estate investment.

(b)Except as provided below in this Section 3.06, the Partnership shall not commit to make or make an initial investment in a Real Estate Investment if, as a result of such investment, the total equity capital invested by the Partnership in any single Real Estate Investment, together with the equity capital anticipated at the time the Partnership commits to make the investment to be invested in the future, as determined by the General Partner in its discretion, would exceed the greater of (i) twenty-five million dollars ($25,000,000) or (ii) forty percent (40%) of all Capital Commitments. The Partnership may commit to invest in and make an initial investment in a Real Estate Investment without regard to the limits described above if the General Partner reasonably expects that the Partnership or a Subsidiary will close a financing, sale or other recapitalization within twelve months following the acquisition of the Real Estate Investment that will result in the reduction of the Partnership’s equity capital invested in the Real Estate Investment to an amount that complies with the restriction stated above in this Section 3.06. If the General Partner relies on the exception in the preceding sentence, it will use commercially reasonable efforts to a close on a financing, sale or other recapitalization within twelve months following the acquisition of the applicable Real Estate Investment that will result in the reduction of the Partnership’s equity capital invested in the Real Estate Investment to an amount that complies with the restriction stated above in this Section 3.06.

(c)The Partnership shall not invest in real property located outside the United States.

(d)The Partnership shall not invest in unentitled land.

(e)The Partnership shall not invest more than 25% of capital in real property located outside the South Central United States

(f)The Partnership shall not invest in equity interests in entities unless the value of such investments is principally attributable to real property owned directly or indirectly by such entities.

(g)The Partnership shall not incur, and shall not permit Subsidiaries to incur, Indebtedness unless, immediately after giving effect to the incurrence of such Indebtedness and the expenditures to be made with such Indebtedness, the total Indebtedness of the Partnership does not exceed eighty percent (80%) of the Investment Value of the Partnership’s Investments.

(i)Exceptions to Leverage Restrictions. Notwithstanding the restrictions set forth in Section 3.06(e) the Partnership may borrow for the following purposes:

(A)borrowings to pay Non-Discretionary Expenses that the Partnership cannot pay by calling for additional Capital Contributions,

(B)borrowings the General Partner deems necessary or convenient to allow the Partnership or a Subsidiary to comply with any tax or regulatory requirement applicable to it,

(C)borrowings under any credit facility of the Partnership or Subsidiaries, or

(D)indebtedness assumed by the Partnership in connection with the acquisition of a Real Estate Investment, or to which a Real Estate Investment is subject at the time it is acquired by the Partnership, if the General Partner expects that, as a result of repays or acquisitions, the Partnership will within twelve  months following the acquisition of the Real Estate Investment be in compliance with the restriction in Section 3.06.

Section 3.06Operating and Organizational Expenses.

(a)Except as otherwise provided, and subject to any limits in this Agreement, the Partnership will pay all Operating Expenses, and will reimburse the General Partner or any of its Affiliates, as applicable, for its payment of Operating Expenses. Notwithstanding the foregoing and except as otherwise specifically provided in this Agreement, neither the General Partner nor the Investment Manager shall be reimbursed for any costs and expenses relating to the general operation of their businesses.

(b)Except as otherwise provided in this Agreement, the Partnership will pay all third party charges and out-of-pocket costs and expenses incurred in connection with the formation of the Partnership,

the offering of interests, admission of investors, including without limitation, travel, legal, accounting, marketing, filing, and other expenses incurred in connection with the offering and sale of interests, including without limitation, amounts payable to a Placement Agent by or on behalf of the Partnership in connection with the offering and sale of Interests and any related expenses (the “Placement Fees”) and Organizational Expenses, and will reimburse the General Partner or any of its Affiliates, as applicable, for its payment of Placement Fees and Organizational Expenses on the Partnership’s behalf.

ARTICLE IV
PARTNERS CAPITAL CONTRIBUTIONS

Section 4.01Capital Contributions of the General Partner/Limited Partner. The Capital Contributions of the General Partner and Limited Partners are set forth opposite their names in the books and records of the Partnership. A Person shall be admitted as a Limited Partner only after such Person’s Subscription Agreement is accepted by the General Partner and when the General Partner holds a Closing with respect to such Person.

Section 4.02Return of Capital Contribution. Except as specifically provided in this Agreement, no Partner shall be entitled to demand or receive the return of that Partner’s Capital Contribution. Upon dissolution and liquidation of the Partnership, the Partners shall look solely to the Partnership assets for the return of their Capital Contributions and no Partner shall be liable for such return, even if such assets are insufficient to return the full amount of such Capital Contributions.

Section 4.03Additional Capital Contributions. The General Partner may, in the General Partner’s reasonable determination, require additional cash contributions of capital. If the General Partner so determines that additional cash contributions of capital are required, the General Partner shall notify each Partner, which notice shall include a statement in reasonable detail of the proposed uses of the additional cash contributions of capital, and each Partner shall contribute his, her, or its/that Partner’s pro rata share, which shall be determined in accordance with each Partner’s Partnership Interest, within thirty (30) days after the General Partner shall have given notice to each Partner of the additional cash capital contributions required.

Section 4.04 Default in Making Capital Contributions; Remedies of Partnership in Event of Default. If a Limited Partner does not contribute by the time required, all or any portion of the capital contribution, additional capital contribution, or both, which that Limited Partner is required to make, the General Partner may exercise, on notice to that Limited Partner (the “Delinquent Limited Partner”), one or more of the following remedies:

(a)Taking such action (including, without limitation, court proceedings) as the General Partner may deem appropriate to obtain payment by the Delinquent Limited Partner of the portion of the Delinquent Limited Partner’s capital contribution that is in default, together with interest thereon at the Default Interest Rate from the date that the capital contribution was due until the date that it is made, all at the cost and expense of the Delinquent Limited Partner;

(b)Permitting the other Limited Partners (the “Lending Limited Partner,” whether one or more), in proportion to their Partnership Interest or in such other percentages as they may agree, to advance the portion of the Delinquent Limited Partner’s capital contribution that is in default, with the following results:

(i)The sum advanced constitutes a loan from the Lending Limited Partner to the Delinquent Limited Partner and a capital contribution of that sum to the Partnership by the Delinquent Limited Partner pursuant to the applicable provisions of this Agreement;

(ii)The principal balance of the loan and all accrued unpaid interest thereon is due and payable in whole on the tenth (10th) day after written demand therefor by the Lending Limited Partner to the Delinquent Limited Partner; the amount lent bears interest at the Default Interest Rate from the day that the advance is deemed made until the date that the loan, together with all interest accrued on it, is repaid by the Lending Limited Partner;

(iii)All distributions from the Partnership that otherwise would be made to the Delinquent Limited Partner (whether before or after dissolution of the Partnership) instead shall be made to the Lending Limited Partner until the loan and all interest accrued on it have been paid in full to the Lending Limited Partner (which payments shall be applied first to accrued and unpaid interest and then to principal);

(iv)The payment of the loan and interest accrued on it is secured by a security interest in the Delinquent Limited Partner’s Partnership Interest;

(v)The Lending Limited Partner has the right, in addition to the other rights and remedies granted to it pursuant to this Agreement, or available to it at law or in equity, to take any action (including, without limitation, court proceedings) that the Lending Limited Partner may deem appropriate to obtain payment from the Delinquent Limited Partner of the loan and all accrued and unpaid interest on it, at the cost and expense of the Delinquent Limited Partner;

(vi)The Lending Limited Partner has the right, in addition to the other rights and remedies granted to it pursuant to this Agreement, or available to it at law or in equity, to exercise the rights of a secured party under the Uniform Commercial Code of the State of Delaware; and

(vii)The Lending Limited Partner has the right, in addition to the other rights and remedies granted to it pursuant to this Agreement, to exercise any other rights and remedies available at law or in equity.

(c)If the Delinquent Limited Partner is a member or officer of the General Partner, such Delinquent Limited Partner shall not participate in or interfere with the decision to exercise one or more of the remedies set forth above.

Section 4.05 Loans to Partnership by Partners. Any Partner may lend amounts to the Partnership on terms and conditions agreed to by such lending Partner and the General Partner. Absent an agreement to the contrary, the loans shall be repaid prior to distributions being made to the Partners. Any Partner who shall loan funds to the Partnership shall be treated as a non-partner with regard to such loan.

Section 4.06 Cross-Indemnification. In the event that any Partner, or any partner, shareholder, or other constituent of a Partner (a “Constituent”), is required to guaranty personally any obligation of the Partnership, such as a loan to the Partnership, or to indemnify any such obligee of the Partnership, such as an environmental indemnification, and in the event that any such Partner or Constituent then is required to pay personally any such obligation or indemnification, all the other Partners shall indemnify such Partner or Constituent in the proportion that each of such other Partners’ percentage interest in the Partnership bears to the percentage interests of all the Partners of the Partnership. The provisions of this Section 4.06 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of Partners, the Act, or otherwise.

Section 4.07Admission of Limited Partners After Initial Closing. The Limited Partners agree that the General Partner shall have the right to admit additional Limited Partners to the Partnership in one or more Subsequent Closings held within thirty-six (36) months of the Initial Closing in accordance with the terms hereof. The Limited Partners hereby consent to such admission of any additional Limited Partners and agree to take all actions reasonably requested by the General Partner to give effect to the foregoing. Each additional Limited Partner admitted in a Subsequent Closing shall contribute to the Partnership an amount equal to the sum of (i) a fraction, the numerator of which equals the additional Limited Partner’s Capital Contribution and the denominator of which equals the Capital Contributions of all Partners as of such Subsequent Closing (including the Capital Commitments of all additional Limited Partners) to fund the cost of investments to the extent such investments have been realized prior to the date of such Subsequent Closing. For all purposes of this Agreement, Capital Contributions made pursuant to this 0 and refunded to a Partner that participated in a previous Closing will be deemed to have been made by the contributing Partner (and not the refunded Partner) as of the date on which the refunded Partner actually made such Capital Contribution. Amounts in respect of Capital Contributions, but not amounts representing interest, distributed to a refunded Partner pursuant to this 0 shall increase such refunded Partner’s refunded Capital Commitment and no amount distributed to a refunded Partner pursuant to this 0 shall be considered a distribution.

ARTICLE V
FINANCE

Section 5.01Capital Accounts. A separate Capital Account shall be maintained and adjusted for each Partner, in accordance with the Regulations issued under Section 704(b) of the Code (26 U.S.C. § 704(b)). The following adjustments shall be made consistent with the foregoing:

(a)To each Partner’s Capital Account there shall be added the Partner’s Capital Contributions, the amount of any Partnership liabilities assumed by such Partner or secured by any Partnership property distributed to such Partner, and the Partner’s distributive share of Profits and any items of income or gain which are allocated separately from Profits under 0.

(b)From each Partner’s Capital Account there shall be subtracted the amount of money and the fair market value of any Partnership property distributed to the Partner, the amount of any liabilities of the Partner assumed by the Partnership or to which any property contributed to the Partnership by such Partner is subject, and the Partner’s distributive share of Losses and any items of deduction or loss which are allocated separately from Losses under 0.

(c) If any Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

(d)For purposes of determining the Partner’s Capital Accounts, the following provisions concerning Partnership property shall apply:

(i)The Book Value of any property contributed by a Partner to the Partnership initially shall be the gross fair market value of the property;

(ii)The Book Value of all Partnership property shall be adjusted to equal the respective gross fair market values of the property as of the following times: (A) the acquisition of an additional Partnership Interest by any new or existing Partner in exchange for services or more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for a Partnership Interest; or (C) the liquidation of the Partnership within the meaning of Regulation § 1.704-1(b)(2)(ii)(g) (26 C.F.R. § 1.704-1(b)(2)(ii)(g));

(iii)The Book Value of Partnership property shall be adjusted by the Depreciation taken into account with respect to such property; and

(iv)The Book Value of Partnership property distributed to a Partner shall be adjusted to equal the fair market value of such property immediately before such distribution.

Section 5.02Distributions of Cash Flow. For each quarter, Cash Flow, as reasonable determined by the General Partner shall be distributed to the Partners as follows: 40% to the Limited Partners and 60% to the General Partner.

Section 5.03Distributions of Net Proceeds from Capital Transactions and in Liquidation. Net Proceeds from Capital Transactions and distributions in liquidation of the Partnership shall be distributed to the Partners as set forth in this 0 within a reasonable period of time following the end of the fiscal year in which such amounts are received or more frequently in the sole discretion of the General Partner, in each case, in the priority as set forth below. Notwithstanding any other provision of this Agreement, distributions shall be made only to the extent of available assets and in compliance with the Act and other applicable law.

(a)First, 100% among the Limited Partners in proportion to their relative Unreturned Capital Contributions until all Unreturned Capital Contributions are reduced to zero;

(b)Then, any balance, (i) 20% to such Limited Partner and (ii) 80% to the General Partner.

Section 5.04General Allocation of Profits and Losses.

(a)Profits from Operations. After taking into account any special allocations pursuant to 0 and subject to any limitations contained therein, Profits from any source other than a Sale for any year or portion thereof shall be allocated among the Partners as follows:

(i)First, Profits shall be allocated among the Partners in the same proportion and reverse order as Losses are allocated pursuant to 0 until the cumulative Profits allocated to the Partners pursuant to this 0 for the current year and all prior years equal cumulative Losses allocated to the Partners pursuant to 0 for all prior years;

(ii)Thereafter, Profits shall be allocated to the Partners in proportion to their Partnership Interests set forth in 0.

(b)Losses from Operations. After taking into account any special allocations pursuant to 0 and subject to any limitations contained therein, Losses from any source other than a Sale for any year or portion thereof shall be allocated among the Partners as follows:

(i)First, Losses shall be allocated among the Partners in the same proportion and reverse order as Profits were allocated pursuant to 0 until the cumulative Losses allocated to the Partners pursuant to this 0 for the current year and all prior years equal cumulative Profits allocated to the Partners pursuant to 0 for all prior years;

(ii)Then, Losses shall be allocated among the Partners with positive Unreturned Capital Account balances in proportion to each such Partner’s relative positive Capital Account balance, until all positive Capital Account balances are eliminated;

(iii)Thereafter, Losses shall be allocated to the Partners in proportion to their Partnership Interests set forth in 0.

(c)Profits from Sales. After taking into account any special allocations pursuant to 0 and subject to any limitations contained therein, and after adjusting Capital Accounts for all allocations of

Profits and Losses pursuant to 0 and 0 and distributions pursuant to 0 for the year, but prior to adjusting Capital Accounts for distributions pursuant to 0 for the year, Profits from a Sale shall be allocated among the Partners as follows:

(i)First, among the Partners with negative Capital Account balances in proportion to each such Partner’s relative negative Capital Account balance, until all negative Capital Account balances are eliminated;

(ii)Then, among the Partners with Unreturned Capital Contributions in excess of their Capital Account balances in proportion to each such Partner’s share of such excess, until each Partner’s Capital Account balance is equal to such Partner’s Unreturned Capital Contributions;

(iii)Thereafter, to the Partners in proportion to their Partnership Interests set forth in 0.

(d)Losses from Sales. After taking into account any special allocations pursuant to 0 and subject to any limitations contained therein, and after adjusting Capital Accounts for all allocations of Profits and Losses pursuant to 0 and 0, and distributions pursuant to 0 for the year, but prior to adjusting Capital Accounts for distributions pursuant to 0 for the year, Losses from a Sale shall be allocated among the Partners as follows:

(i)First, among the Partners with Capital Account balances in excess of their Unreturned Capital Contributions until each Partner’s Capital Account balance is equal to such Partner’s Unreturned Capital Contributions;

(ii)Then, among the Partners with positive Capital Account balances in proportion to each such Partners relative positive Capital Account balance, until all positive Capital Account balances are eliminated;

(iii)Thereafter, to the Partners in proportion to their Partnership Interests set forth in 0.

Section 5.05Special Allocations.

(a)Limitation on Allocation of Items of Loss or Deduction. No Partnership items of loss or deduction may be allocated to any Partner to the extent such allocation would result in an Adjusted Capital Account deficit balance for such Partner. If, at the end of a year, any Partner has an Adjusted Capital Account deficit balance, such Partner shall be allocated items of income and gain to the extent necessary to eliminate such deficit balance.

(b)Nonrecourse Deductions and Partnership Minimum Gain Chargeback. Nonrecourse Deductions shall be allocated equally between each Partner. If there is a net decrease in Partnership Minimum Gain for any year, each Partner shall be allocated the next available items of income and gain for such year (and for subsequent years if necessary) equal to such Partner’s share of the net decrease in Partnership Minimum Gain as determined in accordance with Regulation § 1.704-2(g) (26 C.F.R. § 1.704-2(g)) and the “minimum gain chargeback” requirement of Regulation § 1.704-2(f) (26 C.F.R. § 1.704-2(f)).

(c)Partner Nonrecourse Deductions and Chargeback. Partner Nonrecourse Deductions for any year shall be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable as determined under Regulation § 1.704-2(i) (26 C.F.R. § 1.704-2(i)). If there is a net decrease in Partner Nonrecourse Debt Minimum Gain in any year, each Partner shall be allocated items of income and gain for such year (and for subsequent years, if necessary) equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain in accordance with Regulation § 1.704- 2(i)(4) (26 C.F.R. § 1.704-2(i)(4)).

(d)Qualified Income Offset. Any Partner who unexpectedly receives, with respect to the Partnership, an adjustment, allocation, or distribution of any item described in subsections (4), (5), or (6) of Regulation § 1.704-1(b)(2)(ii)(d) (26 C.F.R. § 1.704-1(b)(2)(ii)(d)(4)-(6)) shall be allocated items of income and gain in an amount sufficient to eliminate such Partner’s Adjusted Capital Account deficit balance arising thereby as quickly as possible, in accordance with the “qualified income offset” rule of Regulation § 1.704-1(b)(2)(ii)(d)(3) (26 C.F.R. § 1.704-1(b)(2)(ii)(d)(3)).

(e)Curative Allocations. The special allocations set forth in this 0 are intended to comply with the requirements of the Regulations under Section 704(b) of the Code (26 U.S.C. § 704(b)). It is the intent of the Partners that all such special allocations shall be offset with other special allocations. Accordingly, to the extent consistent with the Regulations, to the extent that any such special allocations are made to a Partner, subsequent offsetting special allocations shall be made to such Partner such that the net amount of all items of income, gain, loss, and deduction allocated to each Partner is the same that would have been allocated to each Partner if no special allocations had been made to any Partner, taking into account future special allocations that, although not yet made, are likely to offset previous special allocations.

Section 5.06Tax Allocations.

(a)General Allocation. Except as otherwise provided in this 0, items of income, gain, loss, and deduction as determined for federal income tax purposes shall be allocated in the same manner as the related items of Profits, Losses, or specially allocated items. Tax credits shall be allocated in accordance with Regulation § 1.704-1(b)(4)(ii) (26 C.F.R. § 1.704-1(b)(4)(ii)).

(b)Contributed Property. In accordance with Section 704(c) of the Code (26 U.S.C. § 704(c)) and the Regulations thereunder, income, gain, loss, and deduction as determined for federal income tax purposes with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value.

(c)Revaluations. If the Book Value of any Partnership property is adjusted pursuant to 0 of this Agreement, income, gain, loss, and deduction as determined for federal income tax purposes with respect to such property shall be allocated among the Partners so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code (26 U.S.C. § 704(c)) and the Regulations thereunder.

(d)No Effect on Capital Accounts. Allocations pursuant to this 0 are for purposes of federal income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

(e)Allocation Method. The method for making allocations pursuant to 0 and 0 shall be such method permitted by Regulation § 1.704-3 (26 C.F.R. § 1.704-3) as shall be agreed upon by the Partners.

Section 5.07Allocation of Excess Nonrecourse Liabilities. Excess Nonrecourse Liabilities shall be allocated equally between both Partnership groups.

Section 5.08 Authority of General Partner to Vary Allocations to Preserve and Protect Partners’ Intent.

(a)It is the intent of the Partners that each Partner’s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this 0 to the fullest extent permitted by Section 705(b) of the Code (26 U.S.C. § 705(b)). In order to preserve and protect the determinations and allocations provided for in this 0, the General Partner hereby is authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this 0 to the extent that allocating income, gain, loss, deduction, or credit (or item thereof) in the manner provided for in 0 would cause the determinations and allocations of each Partner’s distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 705(b) of the Code and Regulations promulgated thereunder. Any allocation made pursuant to this 0 shall be deemed to be a complete substitute for any allocation otherwise provided for in this 0 and no amendment of this Agreement or approval of any Partner shall be required.

(b)In making any allocation (the “new allocation”) under 0, the General Partner is authorized to act only after having been advised by the independent certified public accounting firm engaged by the Partnership that, under Section 705(b) of the Code (26 U.S.C. § 705(b)) and the Regulations thereunder (i) the new allocation is necessary and (ii) the new allocation is the minimum necessary under 0 in order to assure that, either in the then current year or in any preceding year, each credit (or item thereof) is determined and allocated in accordance with this 0 to the fullest extent permitted by Section 704(b) of the Code (26 U.S.C. § 704(b)) and the Regulations thereunder.

(c)If the General Partner is required by 0 to make any new allocation in a manner less favorable to the Limited Partners than is otherwise provided for in this 0, then the General Partner is authorized and directed, only after having been advised by the independent certified public accounting firm engaged by the Partnership that it is permitted by Section 704(b) of the Code (26 U.S.C. § 704(b)), to allocate income, gain, loss, deduction, or credit (or item thereof) arising in later years in such manner so as to bring the allocations of income, gain, loss, deduction, or credit (or item thereof) to the Limited Partners as nearly as possible to the allocations thereof otherwise contemplated by this 0.

(d)New allocations made by the General Partner under 0 and 0 in reliance upon the advice of the accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partners, and no such allocation shall give rise to any claim or cause of action by any Limited Partner.

Section 5.09Designation of Partnership Representative. The General Partner shall be designated as the Partnership Representative as provided in Section 6223(a) of the Code (26 U.S.C.A. § 6223(a)). Each Partner, by the execution of this Agreement consents to such designation of the Partnership Representative and agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

Section 5.10Expenses of Partnership Representative. The Partnership shall indemnify and reimburse the Partnership Representative for all expenses, including legal and accounting fees, claims, liabilities, losses, and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses shall be made before any distributions are made from Cash Flow or any discretionary reserves are set aside by the General Partner. The General Partner shall have the obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Partnership Representative in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Partnership Representative and the provisions on limitations of liability of General Partner and indemnification set forth in 0 of this Agreement shall be fully applicable to the Partnership Representative in its capacity as such.

Section 5.11Determination of Time and Amount of Distributions. The time and amount of all distributions made pursuant to this 0 shall be determined by the General Partner in its sole discretion, provided that such distribution shall be made not less frequently than quarterly. In making such determination, the General Partner may, in its sole discretion, establish reserves for working capital, maintenance, repairs, capital expenditures or other items, and the satisfaction of liabilities (including, without limitation, contingent liabilities) as they come due or may come due.

ARTICLE VI
MANAGEMENT POWERS, DUTIES, AND RESTRICTIONS

Section 6.01Management Authority of the General Partner.

(a)Except for the powers specifically excluded in 0, the General Partner shall have full, complete, and exclusive discretion to take, without the consent of the Limited Partners, any and all action of whatsoever type that the Partnership is authorized to take and to make all decisions with respect thereto, except as otherwise specifically provided in this Agreement. The General Partner may, on behalf of the Partnership and as part of its business, and without the consent of the Limited Partners, sell, encumber, or otherwise transfer any or all of the Partnership property, including its goodwill, submit a Partnership claim or liability to arbitration and execute documents authorizing a third party to confess a judgment against the Partnership, and all of the Limited Partners hereby consent to the taking of any such action by the General Partner.

(b)Without limiting the generality of 0, all Limited Partners agree that the General Partner shall, exercising reasonable discretion, have the following rights and powers, except to the extent such rights and powers may be limited by other provisions of this Agreement:

(i)the making of any expenditures incurred in connection with the business of the Partnership;

(ii)the development, sale, lease or other disposition of all or a portion of the assets of the Partnership in connection with the business of the Partnership;

(iii)the purchase or other acquisition of other assets of all kinds;

(iv)the operation of the Partnership’s business;

(v)the negotiation, execution, and performance of any contracts, conveyances, or other instruments;

(vi)the management of all or any part of the Partnership’s assets and business;

(vii)the distribution of Partnership cash other than as required pursuant to any other provisions of this Agreement;

(viii)the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(ix)the maintenance of insurance for the benefit of the Partnership and the Partners;

(x)the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigations;

(xi)the indemnification of any person against liabilities and contingencies to the extent permitted by law;

(xii)the entering into of side letters or other agreements with one or more Limited Partners that have the effect of establishing rights under, or altering or supplementing, the terms of this Agreement; provided, that no such side letter or other agreement shall adversely affect the rights of any other Limited Partner hereunder;

(xiii)the making or revoking of the elections referred to in Section 754 of the Internal Revenue Code or any similar provision enacted in lieu thereof, or any corresponding provision of state tax laws (and each Partner will, upon request of the General Partner, supply the information necessary to properly give effect to such elections);

(xiv)the filing of such amendments to the Certificate as may be required or as the General Partner may deem necessary from time to time;

(xv)borrowing money, guaranteeing indebtedness and other liabilities, and issuing evidence of indebtedness on behalf of the Partnership, including without limitation, negotiating, and executing all notes, mortgages, and other documents and certificates in connection with such financing including without limitation loan documents containing confessions of judgment;

(xvi)the prepayment, refinancing or extension of any mortgage affecting the Partnership’s assets;

(xvii)the compromise or release of any of the Partnership’s claims or debts;

(xviii)participate in hiring and overseeing the work of all Persons necessary to provide services to the Partnership for the management and operation of the Partnership business, including the property manager(s) of the Properties; and

(xix)the filing on behalf of the Partnership of all required local, state, and federal tax returns and other documents relating to the Partnership.

(c)Except as otherwise specifically provided in this Agreement, the General Partner shall have no obligation to the Partnership or the Partners to make any capital contributions or advances to the Partnership, or otherwise make available any funds to the Partnership, even if the failure to do so would result in a default in any of the Partnership’s obligations, a foreclosure on the Partnership’s assets or the Properties or other adverse consequence to the Partnership. Notwithstanding the foregoing, the General Partner may, in its sole discretion, make loans and advances to the Partnership on such reasonable terms (including interest rate) as the General Partner deems appropriate.

Section 6.02Excluded Powers of the General Partner and Removal. The General Partner may not, without the consent of a majority of the Partners:

(a)Add, remove, or modify the obligations of the Limited Partners; or

(b)Modify this Agreement.

Section 6.03Appointment of Employees and Agents. The General Partner may appoint, employ, contract, or otherwise deal with any Persons for the transaction of the business of the Partnership, which Persons may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

Section 6.04Liability for Acts or Omissions; Indemnification.

(a)To the fullest extent permitted by applicable law, no Covered Person shall be liable, in damages or otherwise, to the Partnership, the Limited Partners, or any of their Affiliates for any act or omission in connection with or in any way relating to the Partnership’s business or affairs (including the business or affairs of any alternative investment vehicle or Feeder Vehicle) and matters related to Properties (including, without limitation, any act or omission performed or omitted by such Covered Person in accordance with the provisions of this Agreement or in good faith reliance upon the opinion or advice of experts selected with reasonable care by the General Partner), except in the case of any act or omission with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final and non-appealable decision, judgment or order that such act or omission resulted from such Covered Person’s bad faith, gross negligence, willful misconduct, fraud or a material breach of this Agreement or the Investment Management Agreement. The provisions of this Agreement, to the extent that such provisions expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person otherwise existing at law or in equity are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

(b)The Partnership hereby indemnifies and agrees to save each Covered Person harmless against losses, damages, expenses (including, without limitation, court costs and attorneys’ fees), judgments, and amounts paid in settlement incurred by it in connection with any threatened or contemplated claim, action, suit, or proceeding to which a Covered Person is a party or is threatened to be made a party of by reason of its capacity as a Covered Person or the fact that it was engaged in activities on behalf of the Partnership, except in the case of any act or omission with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final and non-appealable decision, judgment or order that such act or omission resulted from such Covered Person’s bad faith, gross negligence, willful misconduct, fraud or a material breach of this Agreement. For purposes of this subsection, the determination of any claim, action, suit, or proceeding by judgment or order of settlement will not of itself create a presumption that the General Partner did not act in good faith. The General Partner shall have the right, but shall not be required, to cause the Partnership to obtain and pay the premiums on liability insurance, at the partnership’s expense, including, without limitation, General Partner’s liability, securities law liability, and other insurance in such amounts and with such carriers as the General Partner in its discretion deems appropriate.

Section 6.05General Partner or Affiliates Dealing with Partnership. The General Partner or any Affiliate of the General Partner may contract or otherwise deal with the Partnership for the provisions of goods or services if the compensation paid or promised for such goods or services is reasonable and is paid only for goods or services actually furnished to the Partnership.

Section 6.06Reimbursement of Expenses. Expenses incurred with respect to the organization of the Partnership and expenses allocable to the operation and management of the Partnership shall be borne by the Partnership. The General Partner shall be entitled to reimbursement by the Partnership for its direct and indirect expenses allocable to the organization of the Partnership and the operation and management of the Partnership, including but not limited to, reasonably allocable overhead, supplies, telephone, travel and copying charges, legal and accounting expenses, and any other services performed by third parties for the Partnership or the General Partner engaged in Partnership activities.

Section 6.07Other Activities. The General Partner and its Affiliates may engage in or possess an interest in other business ventures of every nature and description for their own account, independently or with others, whether or not such other enterprises shall be in competition with any activities of the Partnership. None of the Partnership, the investors and the General Partner shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

Section 6.08Removal of the General Partner. The Limited Partners may, at any time, by consent of a Majority in Interest of the Limited Partners, send notice to the General Partner that the General Partner will be removed as the general partner of the Partnership for cause.

Section 6.09Vacancy. If a General Partner ceases to exist or is unable to act, whether by death, dissolution, incapacity or otherwise, a Majority in Interest of the Limited Partners will promptly designate a successor general partner.

Section 6.10Meetings and Voting.

(a)Meetings of the Partners may be called by the General Partner for any purpose permitted by this Agreement or the Act at a time and place reasonably selected by the General Partner. Except as otherwise specified herein, the General Partner shall give all Limited Partners not less than 15 nor more than 60 days’ notice of the purpose of such proposed meeting and any votes to be conducted at such meeting. Partners may participate in a meeting by telephone or similar communications by means of which all Persons participating in the meeting can hear and be heard. The General Partner shall call a meeting of the Partners for informational purposes at least once every fiscal year with at least 60 days’ notice to discuss the Partnership’s investment activities.

(b)The General Partner shall, where feasible, solicit required consents of the Limited Partners under this Agreement by written ballot with at least 15 days’ notice or, if a written ballot is not feasible, at a meeting held pursuant to 0.

ARTICLE VII
STATUS OF LIMITED PARTNERS

Section 7.01Management of the Partnership. No Limited Partner, in that Limited Partner’s status as such, shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. No Limited Partner, in that Limited Partner’s status as such, shall have the power to bind the Partnership or take any action on its behalf or sign any documents on behalf of the Partnership. The Limited Partners shall, however, have the powers and be entitled to exercise the rights given to the Limited Partners by the terms of this Agreement, which rights are deemed to be rights affecting the basic structure of the Partnership and not the control of its business. In any matter with respect to which the Limited Partners are entitled to cast a vote under this Agreement or under applicable law, each Limited Partner shall be entitled to a number of votes equal to such Partner’s percentage interest in cash distributions of the Partnership made pursuant to 0 of this Agreement.

Section 7.02Limitation on Liability of Limited Partners. The liability of each Limited Partner for the debts and obligations of the Partnership shall be limited in the manner specified in the Act.

Section 7.03Provision of Information. To the extent that any information requested by a Limited Partner is deemed by the General Partner to be confidential, but such information is nevertheless determined to be required to be disclosed to the Limited Partners by the Act or any successor to the Act as amended, in no event shall such information be required to be provided unless and until the requesting partner signs such confidentiality and non-disclosure documents, in form and substance satisfactory to the General Partner, as the General Partner shall request.

Section 7.04Other Activities. Any of the Limited Partners may engage in other business ventures of every nature and description, independently or with others, even if such ventures are competitive with the Partnership’s business, and the engagement in such activities shall not be deemed to be wrongful or improper. Neither the Partnership nor any other Partners shall, by virtue of their interest in the Partnership, have any rights in or to such ventures, or the income or profits derived from them.

ARTICLE VIII
WITHDRAWAL OF PARTNERS

Section 8.01Transfers of Partnership Interests.

(a)No Assignment of Interests. A Limited Partner shall not Assign or permit the Assignment of all, or any portion of the Limited Partner’s Interest in the Partnership or rights in the Limited Partner’s Interest in the Partnership without the prior consent of the General Partner. Each Limited Partner hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Partnership and the relationship of the Limited Partners. The Assignment of a Limited Partner’s Partnership Interest or rights in violation of this Section shall be deemed invalid, null and void, and of no force or effect. Any Person to whom a Limited Partner attempts to Assign the Limited Partner’s Partnership Interest in violation of this Section or to whom a Limited Partner’s Partnership Interest is involuntarily assigned shall not be entitled to vote on matters coming before the Limited Partners; attend meetings of the Limited Partners; inspect Partnership books and records; have access to any other information of the Partnership; demand an accounting with respect to the Partnership; receive distributions from the Partnership; or have any other rights in or with respect to the Limited Partnership.

(b)Partner’s Partnership Interest. As used herein, the terms “Assign” and “Assignment” mean, voluntarily or involuntarily, to transfer, sell, pledge, hypothecate, or otherwise dispose of a Limited Partner’s Partnership Interest or the indirect or direct change in the management and control of a Limited Partner. Death of a Limited Partner shall not constitute an Assignment. Any assignee of or successor to a Limited Partner’s Partnership Interest who does not become a Limited Partner and desires to make further Assignments of the interest shall be subject to all of the restrictions on the assignment of the interest contained herein.

Section 8.02Withdrawal of General Partner. The General Partner shall not be permitted to voluntarily withdraw from the Partnership or transfer its general partnership interest unless it shall have received the prior consent of all Limited Partners.

Section 8.03Withdrawal of a Limited Partner. No Limited Partner may withdraw as a Partner, nor may a Limited Partner be required to withdraw as a Partner, prior to dissolution, liquidation, winding-up, and termination of the Partnership and its business. The substitution, death, insanity, dissolution (whether voluntary or involuntary), merger, bankruptcy or other change in the ownership or nature of a Limited Partner shall not effect a dissolution of the Partnership or otherwise affect the Partnership’s existence.

Section 8.04Release of Guarantor. In the event that any Partner is a guarantor or surety of any loan of the Partnership (“Guarantor Partner”) and such Partner is requested or required to sell that Partner’s shares in the General Partner and Partnership Interest(s) to the other Partners, then it shall be a requirement and pre-condition of such sale that the Guarantor Partner be fully released in writing from any guaranty or surety obligation that the Guarantor Partner may have issued to a lender of the Partnership.

Section 8.05Required Withdrawals. If the General Partner determines, in good faith after consultation with counsel, that the continued participation of a Limited Partner in the Partnership would be reasonably likely to result in a violation of any law or regulation applicable to the Partnership (including, without limitation, the anti-money laundering or anti-terrorism laws or regulations, including Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (the “AML Laws”)) or subject the Partnership to any unintended law or regulatory scheme (including, without limitation, ERISA) (a “Legal Violation”), then the General Partner shall notify such Limited Partner of such Legal Violation and such Limited Partner shall be required to withdraw from the Partnership immediately following such notification (the “Withdrawal Date”); provided, that, if the General Partner in its sole discretion determines that the Legal Violation (other than a Legal Violation involving the AML Laws) is capable of being reasonably mitigated, prevented or cured, then the General Partner and such Limited Partner may take actions as the General Partner deems necessary and appropriate to mitigate, prevent or cure such Legal Violation, including (i) prohibiting such Limited Partner from making Capital Contributions with respect to any future Properties, (ii) converting such Limited Partner’s Interest into a non-voting Interest, (iii) allowing, in the General Partner’s sole discretion, some or all of the Partnership investors or other Persons to purchase all or a portion of the Interest of such Limited Partner for an amount, in cash, equal to the fair value of such Interest, and/or (iv) making appropriate applications to the relevant governmental authority in respect of such Legal Violation. A withdrawing Limited Partner under this 0 shall be entitled to receive a distribution equal to any amounts it would have been entitled to if the Partnership, in accordance with the provisions hereof, dissolved, liquidated, and distributed all the proceeds thereof as of the date of withdrawal of such Limited Partner.

ARTICLE IX
TERMINATION OF THE PARTNERSHIP

Section 9.01Dissolution. The Partnership shall dissolve upon, but not before, the first to occur of the following:

(a)Upon the sale or other disposition of all or substantially all of the Partnership’s assets and the receipt of the final payments to be paid by the purchaser or transferee thereof (or a determination by the Liquidator that it is unlikely that any additional payments will be made);

(b)Any other event causing dissolution of the Partnership under the Act.

(c)All liquidating distributions shall be made in cash. However, in connection with the sale by the Partnership and reduction to cash of its assets, although the Partnership has no obligation to offer to sell any properties to the Partners, any Partner, at the option of the Liquidator, may bid on and purchase any assets; it being agreed, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Liquidator may defer liquidation of and withhold from distribution for a reasonable time any assets of the Partnership (except those necessary to satisfy the Partnership’s current obligations).

(d)In connection with the termination of the Partnership, the Partnership’s accountants shall prepare and furnish to each Partner a statement setting forth the assets and liabilities of the Partnership as of the date of complete liquidation. After distribution of all of the assets of the Partnership, the Limited Partners shall cease to be such, and the General Partner shall cause to be executed, acknowledged, and filed all documents necessary to cancel the Partnership’s Certificate and fictitious name certificates, if any, and to terminate the Partnership.

(e)On liquidation, the General Partner shall comply with Regulation § 1.704-1(b)(2)(ii)(b) (26 C.F.R. § 1.704-1(b)(2)(ii)(b)).

(f)No Partner shall be liable for the return of the Capital Contribution of any other Partner; provided, that this provision shall not relieve any Partner of any other duty or liability it may have under this Agreement.

ARTICLE X
BOOKS, RECORDS, AND TAX ELECTIONS

Section 10.01Books and Records. The General Partner shall cause to be kept full and accurate books of the Partnership. All books and records of the Partnership shall be kept at the Partnership’s principal office and shall be available at reasonable times for inspection and copying by the Limited Partners or their duly authorized representatives. The books of the Partnership shall be kept on the accrual basis and the annual accounting period of the Partnership shall be the calendar year. Capital Accounts for each General and Limited Partners shall be maintained as part of the books of the Partnership and the amount or profits or losses of the Partnership, as well as capital contributions to the Partnership and distributions from the Partnership, shall be credited or charged, as the case may be, to the capital account of each General and Limited Partner. An annual statement showing the income and expenses of the Partnership (and the portion allocable to each Partner), a balance sheet of the Partnership at the end of the fiscal year, and a statement of Partners’ equity, together with all other information needed by the Partners for income tax purposes, shall be prepared by the Partnership’s accountants without audit and furnished to each Limited Partner within seventy (70) days after the end of each fiscal year of the Partnership. The General Partner may, at its option, cause an amendment to the Partnership’s Certificate to be filed to reflect any reductions in the Partners’ capital accounts, but shall have no obligation to do so and shall have no liability to any party for any failure to do so.

Section 10.02Capital Accounts. No Partner shall have any obligation to eliminate a deficit balance in that Partner’s Capital Account at any time, or bring that Partner’s Capital Account into any particular parity with any other Partner’s Capital Account at any time, although this sentence shall not limit a Partner’s obligations pursuant to other sections of this Agreement. The General Partner shall have no obligation to make up any deficit balance in any Partner’s Capital Account.

Section 10.03Tax Elections. The General Partner may cause the Partnership to make such tax elections (including, without limitation, the election under Section 754 of the Code (26 U.S.C. § 754)) as the General Partner deems appropriate in its sole discretion.

Section 10.04Tax Matters Partner. The General Partner shall be designated as the “tax matters partner” (as defined in Section 6231 of the Code) (the “Tax Matters Partner”) and, for tax years beginning on or after January 1, 2021, the “partnership representative” (the “Partnership Representative”) as provided in Section 6223(a) of the Code. Any expenses incurred by the Tax Matters Partner or Partnership Representative in carrying out its responsibilities and duties under this Agreement shall be an Operating Expense of the Partnership for which the Tax Matters Partner or Partnership Representative shall be reimbursed.

ARTICLE XI
APPOINTMENT OF GENERAL PARTNER AS ATTORNEY-IN-FACT

Section 11.01Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner as that Limited Partner’s true and lawful attorney-in-fact, with full power of substitution, and with the General Partner having full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices, such certificates, instruments and documents as may be necessary or appropriate to carry out the provisions of this Agreement or effectuate any action taken by or on behalf of the Partnership, including, but not limited to:

(a)All certificates and other instruments (including, without limitation, counterparts of this Agreement and the Partnership’s Certificate and fictitious name certificates), and any amendment thereof, which the General Partner deems appropriate to qualify or continue the Partnership as a limited partnership in the jurisdictions in which the Partnership may conduct business or to comply with any applicable law or regulations;

(b)All instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement;

(c)Any documents, instruments, certificates, or agreements reasonably required by a lender;

(d)All certificates or other instruments necessary or desirable to accomplish the business, purposes and objectives of the Partnership or required by any applicable law; and

(e)All conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership.

Section 11.02Survival of Power of Attorney. The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be powers coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership and shall, to the fullest extent permitted by applicable law, survive the Bankruptcy, death, or incompetence of any Partner hereby giving such power and the transfer or assignment of all or any part of the interest of such Partner; provided, however, that in the event of the transfer by a Limited Partner of all or any part of the Limited Partner’s interest, the foregoing power-of-attorney of the transferor Limited Partner shall survive such transfer only until such time, if any, as the transferee shall have been admitted to the Partnership as a substituted Limited Partner and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.

ARTICLE XII
GENERAL PROVISIONS

Section 12.01Amendments. No amendment of this Agreement shall be binding unless such amendment is proposed in writing by the General Partner and the written consent of a Majority in Interest of the Limited Partners is obtained with respect thereto pursuant to the Act, except that amendments may be adopted by the General Partner, without consent of a Majority in Interest of the Limited Partners, to (a) effect changes of an administrative or ministerial nature or to cure ambiguities or inconsistencies in the Agreement, (b) admit or withdraw one or more Partners in accordance with the terms of this Agreement, (c) make changes to this Agreement negotiated with Limited Partners admitted to the Partnership after the Initial Closing so long as such changes do not materially adversely affect the rights and obligations of any existing Limited Partner, or (d) change the name of the Partnership. The General Partner shall furnish each Limited Partner with a copy of each amendment to this Agreement promptly after its adoption.

Section 12.02Waiver. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 12.03Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated thereby.

Section 12.04Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the substantive laws of the State of Delaware, notwithstanding any conflict of law provisions to the contrary.

Section 12.05Confidentiality.

(a)Each Limited Partner shall maintain the confidentiality of (i) Non-Public Information (as defined below), (ii) any information subject to a confidentiality agreement binding upon the General Partner or the Partnership of which such Limited Partner has provided written notice and (iii) the identity of other Limited Partners and their Affiliates so long as such information has not become otherwise publicly available unless, after reasonable notice to the Partnership by the Limited Partner, otherwise compelled by court order or other legal process or in response to other governmentally imposed reporting or disclosure obligations including, without limitation, any act regarding the freedom of information to which it may be subject; provided, that, for any bona fide business purpose reasonably related to its Interest in the Partnership, each Limited Partner may disclose Non-Public Information to its Affiliates, officers, employees, agents, professional consultants, and regulators upon notification to such Affiliates, officers, employees, agents, consultants, or regulators that such disclosure is made in confidence and shall be kept in confidence; provided, further, that each Limited Partner shall be liable for any subsequent disclosure of any such Non-Public Information disclosed by it to any such Person.

(b)As used in this 0, “Non-Public Information” means information regarding the Partnership, the General Partner, the Investment Manager, their respective Affiliates, any investment in a Property or potential investment, any existing or potential investment in a Property, or any existing or potential counterparty of the Partnership or source of existing or potential investments in Properties received by such Limited Partner pursuant to this Agreement, but does not include information that was publicly known when received by such Limited Partner, subsequently becomes publicly known through no act or omission by such Limited Partner or is disclosed to such Limited Partner by a third party not known to such Limited Partner to be bound by any confidentiality obligation. The General Partner may not disclose the identities of the Limited Partners, except on a confidential basis to prospective and other Limited Partners in the Partnership, or to lenders, third-party partners, or other financial sources. In the event a Limited Partner receives a request for the disclosure of information under freedom of information acts or similar statutes that is Non-Public Information, the Limited Partner shall (i) promptly notify the Partnership and the General Partner of the existence, terms, and circumstances surrounding such request, (ii) consult with the Partnership and the General Partner regarding taking steps to resist or narrow such request, (iii) if disclosure of such information is required, furnish only such portion of such information as such Limited Partner is advised by counsel is legally required to be disclosed, and (iv) cooperate with the Partnership and the General Partner in their efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information that is required to be disclosed. Notwithstanding any provision of the Agreement to the contrary, the General Partner may withhold disclosure of any Non-Public Information (other than this Agreement or tax reports) to any Limited Partner if the General Partner reasonably determines that the disclosure of such Non-Public Information to such Limited Partner may result in the public disclosure of such Non-Public Information, and in such case the General Partner will use commercially reasonable efforts to make such information available to such Limited Partner through an alternate means; provided that such information will not thereby become subject to public disclosure.

Section 12.06Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received only when delivered (personally, by courier service such as UPS, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed to the Partnership at its principal place of business and addressed to any other party at the addresses listed below. Any party may alter that party’s address by giving notice thereof to the General Partner, but such change shall not be effective unless and until such notice is actually received by the General Partner.

If to the General Partner:6116 N Central Expressway, Suite 705

Dallas, Texas 75206

Email: eric@thecommodorecollection.com

Attention: Eric Bergin

If to the Partnership:6116 N Central Expressway, Suite 705

Dallas, Texas 75206

Email: eric@thecommodorecollection.com

Attention: Eric Bergin

With a copy to: Carman Lehnhof Israelsen, LLP

Facsimile: 801-494-5515

Email: mtate@clilaw.com

Attention: J. Martin Tate

Section 12.07Exhibits. Any Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

Section 12.08Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer its rights or obligations under this Agreement in any manner other than as provided in this Agreement.

Section 12.09Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as the signatories. This Agreement may be executed by facsimile transmission of any party’s signature.

Section 12.10Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that, for any reason, any other or others of them may be invalid or unenforceable in whole or in part.

Section 12.11Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Section 12.12Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

Section 12.13Gender and Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 12.14Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed the next day that is not a Saturday, Sunday, or holiday.

Section 12.15Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party’s legal representative or counsel drafted such provision.

Section 12.16Reliance. Each party acknowledges that, in entering into this Agreement and making any capital contributions pursuant hereto, the party is relying solely upon its own investigation and the contents of this Agreement and any agreements executed concurrently herewith and not upon any statements made or materials produced by any other party or such other party’s representatives.

Section 12.17Further Assurances. In addition to the documents and instruments to be delivered as herein provided, each of the parties hereto shall, from time to time at the request of the General Partner, execute and deliver such instruments and shall take such other action as may be required to carry out more effectively the terms of this Agreement.

Section 12.18Corporate Authority. Any corporation, limited liability company, or other business entity signing this Agreement represents and warrants that the execution, delivery, and performance of this Agreement by such corporation, limited liability company, or other business entity has been duly authorized by all necessary corporate/business action and is valid and binding upon such corporation, limited liability company, or other business entity.

Section 12.19No Third-Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than the Partnership and the lender, the signatories hereto and their permitted successors and assigns nor shall any such provision be enforceable by any other party.

Section 12.20Waiver of Partition. Each party does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party outside of the provisions of this Agreement for the purpose of severing such party’s relationship with the Partnership or such party’s interest in the property held by the Partnership from the interests of the other parties until the end of the term of both this Partnership and any successor partnership formed pursuant to the terms hereof.

Section 12.21Nominal Title Holder. Any or all Partnership property may, at the option of the General Partner, be held in the name of one or more nominal title holders chosen by the General Partner for the Partnership.

Section 12.22Controversies with Internal Revenue Service. In the event of any controversy with the Internal Revenue Service or any other taxing authority involving the Partnership or any Partner or Partners, the outcome of which may adversely affect the Partnership, directly or indirectly, or the amount of allocation of profits, gains, credits, or losses of the Partnership to one or more Partners, the Partnership may, at its option, incur expenses it deems necessary or advisable in the interest of the Partnership in connection with any such controversy, including, without limitation, attorneys’ and accountants’ fees.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

GENERAL PARTNER:

COMMODORE COLLECTION, LLC

By:
Name:
Title:

PARTNERSHIP AGREEMENT SIGNATURE PAGE

This page constitutes Subscriber’s signature page for the Limited Partnership Agreement.

IN WITNESS WHEREOF, Subscriber has executed this signature page on the date below.

FOR INDIVIDUALS:	FOR ENTITIES:

COMMODORE HOSPITALITY, INC.

By:	By:
Name:	Name:
Date:	Title:
Date:

SCHEDULE A

List of Partners

COMMODORE HOSPITALITY, INC.